Exhibit 2.1

Execution Copy

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of May 8, 2013, is entered into by and among Spirit Realty Capital Inc., a Maryland corporation, Spirit Realty, L.P., a Delaware limited partnership, Cole Credit Property Trust II, Inc., a Maryland corporation, and Cole Operating Partnership II, LP, a Delaware limited partnership (each, a “Party”, and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement and Plan of Merger, dated as of January 22, 2013, by and among the Parties (the “Agreement”).

WHEREAS, Section 9.4 of the Agreement provides that amendments may be made to the Agreement by execution of an instrument in writing signed by each of the Parties; and

WHEREAS, the Parties wish to amend the Agreement in order to provide for the cash out of fractional share interests pursuant to the Company Merger with respect to Cole Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Amendments to Agreement.

(a) Section 3.1(d) of the Agreement is deleted in its entirety and replaced with the following:

“Cole Common Stock. At and after the Company Merger Effective Time, each share of Cole Common Stock issued and outstanding immediately prior to the Company Merger Effective Time shall remain issued and outstanding except that any certificate or book-entry share representing outstanding fractional shares of Cole Common Stock immediately prior to the Company Merger Effective Time shall be canceled and converted at the Company Merger Effective Time into the right to receive, cash, without interest, in an amount as set forth in Section 3.7.”

(b) The first sentence of Section 3.3(a) is deleted in its entirety and replaced with the following:

“Exchange Fund. No later than five (5) days prior to dissemination of a joint proxy statement in preliminary and definitive form relating to the Cole Stockholder Meeting and the Spirit Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”), Cole shall appoint a bank or trust company reasonably satisfactory to Spirit to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Section 3.1(b), Section 3.1(d) and Section 3.7.

(c) Section 3.7 of the Agreement is deleted in its entirety and replaced with the following:

“Fractional Shares. No certificate or scrip representing fractional shares of Cole Common Stock shall be issued upon the surrender for exchange of Certificates or the transfer of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Surviving Corporation. Notwithstanding any other provision of this Agreement, (a) each holder of shares of Spirit Common Stock converted pursuant to Section 3.1(b) who would otherwise have been entitled to receive a fraction of a share of Cole Common Stock and (b) each holder of a fractional share of Cole Common Stock converted pursuant to Section 3.1(d), shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Cole Common Stock multiplied by the product of (x) the VWAP of Spirit Common Stock multiplied by (y) 0.525.”

(d) The following Section 3.3(c)(iv) is added to the Agreement:

“(iv) As soon as reasonably practicable following the Company Merger Effective Time (but in no event later than two (2) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to deliver to each holder of record of a certificate or book-entry share of Cole Common Stock (A) a letter, which shall specify, among other things, notice of the closing of the Mergers and the name, address and contact information of the transfer agent of the Surviving Corporation and (B) payment of an amount equal to the Fractional Share Consideration such holder has the right to receive pursuant to the provisions of Section 3.1(d) and Section 3.7.”

2. Full Force and Effect. Except as expressly amended hereby, each term, provision and Exhibit of the Agreement (i) is hereby ratified and confirmed, (ii) is hereby incorporated herein and (iii) will and does remain in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties.

3. Authorship. The Parties agree that the terms and language of this Amendment are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Amendment shall be resolved against any Party. Any controversy over construction of this Amendment shall be decided without regard to events of authorship or negotiation.

4. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Amendment shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Amendment be consummated as originally contemplated to the fullest extent possible.

5. Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document form (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

6. Governing Law.

(a) This Amendment, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Amendment or the negotiation, execution or performance of this Amendment, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) Notwithstanding the foregoing, each of the Parties hereto agrees that it will not bring any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against, the Financing Sources in any way relating to this Amendment or any of the transactions contemplated by this Amendment, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, located in the Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof). The Parties agree that any of them may file a copy of this paragraph with any court as written evidence of knowing, voluntary and bargained agreement between the Parties irrevocably waiving any objections to venue or convenience of forum.

7. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE DEBT FINANCING). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

COLE CREDIT PROPERTY TRUST, II, INC.

By:	/s/ Christopher H. Cole
Name:	Christopher H. Cole
Title:	Chairman, President and Chief Executive Officer

COLE OPERATING PARTNERSHIP II, LP

By: Cole Credit Property Trust II, Inc.
Its:	General Partner

By:	/s/ Christopher H. Cole
Name:	Christopher H. Cole
Title:	Chairman, President and Chief Executive Officer

SPIRIT REALTY CAPITAL, INC.

By:	/s/ Michael A. Bender
Name:	Michael A. Bender
Title:	Chief Financial Officer, Senior Vice President, Assistant Secretary and Treasurer

SPIRIT REALTY, L.P.

By: Spirit General OP Holdings, LLC
Its:	General Partner

By:	/s/ Michael A. Bender
Name:	Michael A. Bender
Title:	Chief Financial Officer, Senior Vice President, Assistant Secretary and Treasurer

[Signature Page to First Amendment to Agreement and Plan of Merger]